Exhibit 99.1
BRT REALTY TRUST
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTRealty.com

BRT REALTY TRUST
REPORTS RESULTS OF OPERATIONS
FOR THE FIRST QUARTER OF ITS FISCAL YEAR

Great Neck, New York – February 8, 2010 – BRT REALTY TRUST (NYSE:BRT) today announced its results of operations for the quarter ended December 31, 2009 (the first quarter of its 2010 fiscal year).  BRT reported that for the three months ended December 31, 2009, it had total revenues of $1,881,000 and a net loss of $2,521,000, or a per share net loss on a diluted basis of $.19.  The net loss for the quarter ended December 31, 2009 takes into account a $3,165,000 provision for loan loss ($.24 per diluted share), an impairment charge on real estate held for sale of $745,000 ($.06 per diluted share) and a gain on sale of available-for-sale securities of $1,586,000 ($.12 per diluted share).  For the three months ended December 31, 2008, BRT reported total revenues of $4,880,000 and a net loss of $3,623,000, or a $.31 per share net loss on a diluted basis.  Net income for the three months ended December 31, 2008 gives effect to a $3,500,000 impairment charge on real estate held for sale ($.30 per diluted share).  The weighted average number of common shares outstanding on a diluted basis for the quarters ended December 31, 2009 and 2008 is 13,214,700 and 11,694,769, respectively.

Commenting on the results of operations, Jeffrey A. Gould, President and Chief Executive Officer of BRT, noted as follows:

•
Revenues declined by $2,999,000, or 61%, quarter over quarter primarily due to a decline in interest and fees on real estate loans, resulting from a significant decrease in the average balance of earning loans outstanding.  The decrease in the average balance of earning loans outstanding is due to loan defaults, loan payoffs and reduced loan originations caused by reduced demand for BRT’s short-term bridge loans and BRT’s conservatism in originating loans due to its concerns about the ability of potential borrowers to refinance and repay loans in the current economic environment.  Offsetting, in part, the decline in interest and fee income is a $530,000 increase in rental revenues from real estate properties, due primarily to revenues derived from our Newark Joint Venture entered into in June 2009.

•
Although all expense categories, other than loan loss reserve and real estate operating expenses, decreased quarter over quarter, total expenses increased by $2,219,000, or 51%, in the quarter ended December 31, 2009 compared to the quarter ended December 31, 2008.  The increase in expenses is due to a $3,165,000 loan loss provision in the current quarter, with no provision in the December 31, 2008 quarter, and a $717,000 increase in real estate property operating expenses.

•
Discontinued operations, which represents income from the operations, impairment charges and gains from the sale of properties either sold or held for sale, reflected income of $102,000 in the three months ending December 31, 2009 compared to a loss of $4,230,000 in the three months ending December 31, 2008.  The current period benefited from a gain on sale of real estate assets of $1,253,000, recognized on the sale of three properties acquired in foreclosure proceedings.  The current period also reflects a $745,000 impairment charge primarily against one property acquired in a foreclosure proceeding.  The quarter ended December 31, 2008 reflects a $3,500,000 impairment charge against one property.

Mr. Gould noted that for more than two years, BRT has focused on resolving problems related to its loan portfolio, primarily attributable to the national economic recession, the disruptions in the credit markets and the significant devaluation of real estate assets.  BRT’s activities during this period of time included, among other activities, pursuing foreclosure actions with respect to defaulted loans, acquiring real property securing defaulted loans, maintaining, improving, stabilizing and operating properties acquired in foreclosure proceedings and selling certain of these properties.  The cumulative result of these activities at December 31, 2009 include the following:

•	BRT has cash and cash equivalents and available-for-sale securities of $63,502,000;

•	BRT has real estate properties held for sale acquired in foreclosure proceedings of $5,752,000, all of which are being actively marketed or are under contract of sale; and

•	BRT owns $52,513,000 of real estate assets acquired in foreclosure proceedings (excluding real estate held for sale).

Mr. Gould stated that, “the economic environment continues to be challenging.  As a result of our activities during the past two years, we have solved a significant number of the problems we faced with respect to our loan portfolio and have generated sufficient cash and saleable assets to engage in an active lending business.”  Mr. Gould continued, “We actively pursue lending activities, and are experiencing an increased level of interest in short-term bridge lending.  However, we cannot project at this time whether this activity will produce an increased level of originations and we will likely experience limited origination activity in the March 31, 2010 quarter.”

BRT REALTY TRUST is a mortgage-oriented real estate investment Trust.

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding lending activities and other positive business activities.  BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof.  Forward looking statements, including our loan origination activities, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements.  Investors are cautioned not to place undue reliance on any forward-looking statements.

Contact:  David W. Kalish – (516) 466-3100

BRT REALTY TRUST
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	(Unaudited) Three Months Ended December 31,
	2009	2008

Revenues	$1,881	$4,880

Expenses (1)	6,532	4,313

Total revenues less total expenses	(4,651)	567

Equity in earnings of unconsolidated ventures	75	84
Gain on sale of available-for-sale securities	1,586	-
(Loss) income from continuing operations	(2,990)	651

Discontinued operations:
Loss from operations	(406)	(730)
Impairment Charges	(745)	(3,500)
Gain on sale of real estate assets	1,253	-
Discontinued operations	102	(4,230)

Net loss	(2,888)	(3,579)

Less: net loss (income) attributable to noncontrolling interest	367	(44)

Net loss attributable to common shareholders	$(2,521)	$(3,623)

Basic and diltued per share amounts attributable to common shareholders:

(Loss) income from continuing operations	$(0.20)	$0.06
Discontinued operations	0.01	(0.36)
Basic and diluted loss per share	$(0.19)	$(0.31)

Amounts attributable to BRT Realty Trust
(Loss) income from continuing operations	$(2,623)	$607
Discontinued operations	102	(4,230)
Net loss	$(2,521)	$(3,623)

Weighted average number of
common shares outstanding:
Basic and diluted	13,214,700	11,694,769

(1) Includes provision for loan loss of $3,165,000 recorded in the three months ended December 31, 2009